Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BioCardia, Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.001 par value per share, reserved for issuance under the 2016 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	184,036 (2)	$2.53 (3)	$465,611.08	$153.10 per $1,000,000	$71.29
Total Offering Amounts							$71.29
Total Fee Offsets							-
Net Fee Due							$71.29
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock that become issuable under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)	Represents 184,036 shares of common stock that were automatically added to the shares reserved and available for issuance under the 2016 Plan.
(3)	Represents the average of the high and low prices per share of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 20, 2025.